Exhibit 23




                       Consent of Independent Accountants


We consent to the incorporation by reference in registration statement number 333-71638 on Form S-3 of Kaneb Pipe Line Operating Partnership, L.P. of our report dated February 11, 2002, relating to the consolidated balance sheets of Kaneb Pipe Line Operating Partnership, L.P. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, partners' capital and cash flows for each of the years in the three year period ended December 31, 2001, which report is included on page F-1 of this Form 10-K.



                                        KPMG LLP


Dallas, Texas
March 26, 2002